                [LETTERHEAD OF FENWICK & WEST LLP APPEARS HERE]

                                                                    EXHIBIT 5.01
                                                                    ------------

                              December 10, 1996


Cooper & Chyan Technology, Inc.
1601 South DeAnza Boulevard
Cupertino, California 95014

Gentlemen/Ladies:

     At your request, we have examined the Amendment No. to the Registration Statement on Form S-3 (the "Registration Statement") to be filed by you with the Securities and Exchange Commission on or about December 9, 1996 in connection with the registration under the Securities Act of 1933, as amended, of an aggregate of 1,545,208 shares of your Common Stock (the "Stock"), all of which are presently issued and outstanding and will be sold by Synopsys, Inc., Mentor Graphics Corporation and Marubeni Hytech Corp. (the "Selling Stockholders").

     In rendering this opinion, we have examined the following:


     (1) your registration statement on Form S-1 (File Number 33-96640) filed with and declared effective by the Securities and Exchange Commission on October 30, 1995, together with the Exhibits filed as a part thereof;

     (2) the Registration Statement, together with the Exhibits filed as a part thereof;

     (3) the Prospectus prepared in connection with the Registration Statement; and

     (4) the minutes of meetings and actions by written consent of the stockholders and Board of Directors that are contained in your minute books and the minute books of your predecessor, Cooper & Chyan Technology, Inc., a California corporation ("CCT California"), that are in our possession.

     In our examination of documents for purposes of this opinion, we have assumed, and express no opinion as to, the genuineness of all signatures on original documents, the authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as copies, the lack of any undisclosed terminations, modifications, waivers or amendments to any documents reviewed by us and the due execution and delivery of all documents where due execution and delivery are prerequisites to the effectiveness thereof.

Cooper & Chyan Technology, Inc.
December 4, 1996
Page 2


     As to matters of fact relevant to this opinion, we have relied solely upon our examination of the documents referred to above and have assumed the current accuracy and completeness of the information and records included in the documents referred to above. We have made no independent investigations or other attempts to verify the accuracy of any of such information or to determine the existence or non-existence of any other factual matters; however, we are not
                                                         -------
aware of any facts that would lead us to believe that the opinion expressed herein is not accurate.

     Based upon the foregoing, it is our opinion that the 1,545,208 shares of the Stock that may be sold by the Selling Stockholders, when issued and sold in accordance in the manner referred to in the Prospectus associated with the Registration Statement, will be legally issued, fully paid and nonassessable.

     We consent to the use of this opinion as an exhibit to the Registration Statement and further consent to all references to us, if any, in the Registration Statement, the Prospectus constituting a part thereof and any amendments thereto.

     This opinion speaks only as of its date and is intended solely for the your use as an exhibit to the Registration Statement for the purpose of the above sale of the Stock and is not to be relied upon for any other purpose.

                                           Very truly yours,

                                           FENWICK & WEST LLP

                                           By:  /s/ Gordon K. Davidson
                                                --------------------------
                                                General Partner